Exhibit 99.1

FOR IMMEDIATE RELEASE

FEBRUARY 28, 2013

Contact:                                                Jill McMillan, Director, Public & Industry Affairs

Phone: (214) 721-9271

Jill.McMillan@CrosstexEnergy.com

CROSSTEX ENERGY TO PARTICIPATE IN MORGAN STANLEY MLP AND DIVERSIFIED NATURAL GAS CORPORATE ACCESS EVENT

DALLAS — February 28, 2013 — Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) and Crosstex Energy, Inc. (NASDAQ: XTXI) (the Corporation) announced today that Barry E. Davis, President and Chief Executive Officer, and Michael J. Garberding, Executive Vice President and Chief Financial Officer, will participate in the Morgan Stanley MLP and Diversified Natural Gas Corporate Access Event on March 6, 2013 in New York City.

A copy of the presentation materials will be available on March 6, 2013 and may be obtained from the Investor section of the Crosstex website at www.crosstexenergy.com.

About the Crosstex Energy Companies

Crosstex Energy, L.P. (NASDAQ: XTEX) is an integrated midstream energy partnership headquartered in Dallas that offers diversified, tailored customer solutions spanning the energy value chain with services and infrastructure that link energy production with consumption. XTEX operates approximately 3,500 miles of natural gas, natural gas liquids and oil pipelines, 10 natural gas processing plants and four fractionators, as well as barge and rail terminals, product storage facilities, brine water disposal wells and an extensive truck fleet. XTEX has the right platform, the right opportunities and the right people to pursue its growth-focused business strategy.

Crosstex Energy, Inc. (NASDAQ: XTXI) owns combined general and limited partner interests of approximately 19 percent and the incentive distribution rights of Crosstex Energy, L.P.

Additional information about the Crosstex companies can be found at www.crosstexenergy.com.

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